                        KRAFT FOODS INC. and SUBSIDIARIES

                     Consolidated Financial Statements as of
                 December 31, 2001 and 2000 and for Each of the
                Three Years in the Period Ended December 31, 2001

                        REPORT OF INDEPENDENT ACCOUNTANTS






To the Board of Directors and Shareholders of Kraft Foods Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, shareholders' equity and cash flows present fairly, in all material respects, the consolidated financial position of Kraft Foods Inc. and its subsidiaries (the "Company") at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
January 28, 2002

                        KRAFT FOODS INC. and SUBSIDIARIES
                  CONSOLIDATED BALANCE SHEETS, at December 31,
                            (in millions of dollars)
                                  -------------


                                                                      2001       2000
                                                                   -------    -------
ASSETS
        Cash and cash equivalents                                  $   162    $   191
        Receivables (less allowances of $151 and $152)               3,131      3,231
        Inventories:
             Raw materials                                           1,281      1,175
             Finished product                                        1,745      1,866
                                                                   -------    -------
                                                                     3,026      3,041

        Deferred income taxes                                          466        504
        Other current assets                                           221        185
                                                                   -------    -------
             Total current assets                                    7,006      7,152


        Property, plant and equipment, at cost:
             Land and land improvements                                387        419
             Buildings and building equipment                        2,915      2,949
             Machinery and equipment                                 9,264      8,858
             Construction in progress                                  706        816
                                                                   -------    -------
                                                                    13,272     13,042



             Less accumulated depreciation                           4,163      3,637
                                                                   -------    -------
                                                                     9,109      9,405



        Goodwill and other intangible assets
             (less accumulated amortization of
             $7,099 and $6,100)                                     35,957     31,584
        Prepaid pension assets                                       2,675      2,623
        Other assets                                                 1,051      1,307
                                                                   -------    -------



                   TOTAL ASSETS                                    $55,798    $52,071
                                                                   =======    =======


                                                                      2001       2000
                                                                   -------    -------
LIABILITIES
        Short-term borrowings                                      $   681    $   146
        Current portion of long-term debt                              540        713
        Due to parent and affiliates                                 1,652        865
        Accounts payable                                             1,897      1,971
        Accrued liabilities:
             Marketing                                               1,398      1,601
             Employment costs                                          658        625
             Other                                                   1,821      1,411
        Income taxes                                                   228        258
                                                                   -------    -------
             Total current liabilities                               8,875      7,590


        Long-term debt                                               8,134      2,695
        Deferred income taxes                                        5,031      1,446
        Accrued postretirement health care costs                     1,850      1,867
        Notes payable to parent and affiliates                       5,000     21,407
        Other liabilities                                            3,430      3,018
                                                                   -------    -------

             Total liabilities                                      32,320     38,023
                                                                   -------    -------


Contingencies (Note 17)


SHAREHOLDERS' EQUITY
        Class A common stock, no par value (555,000,000 and
            275,000,000 shares issued and outstanding in 2001
            and 2000)
        Class B common stock, no par value (1,180,000,000 shares
            issued and outstanding)
        Additional paid-in capital                                  23,655     15,230
        Earnings reinvested in the business                          2,391        992
        Accumulated other comprehensive losses (primarily
            currency translation adjustments)                       (2,568)    (2,174)
                                                                   -------    -------
                 Total shareholders' equity                         23,478     14,048
                                                                   -------    -------


                   TOTAL LIABILITIES AND
                       SHAREHOLDERS' EQUITY                        $55,798    $52,071
                                                                   =======    =======

                See notes to consolidated financial statements.

                       CONSOLIDATED STATEMENTS of EARNINGS
                        for the years ended December 31,
                 (in millions of dollars, except per share data)
                                   -----------



                                                           2001        2000        1999
                                                           ----        ----        ----
Operating revenues                                       $33,875     $26,532     $26,797

Cost of sales                                             17,531      13,917      14,573
                                                         -------     -------     -------

  Gross profit                                            16,344      12,615      12,224

Marketing, administration and research costs              10,498       8,068       8,106

Amortization of goodwill and other intangible assets         962         535         539
                                                         -------     -------     -------

  Operating income                                         4,884       4,012       3,579

Interest and other debt expense, net                       1,437         597         539
                                                         -------     -------     -------

  Earnings before income taxes                             3,447       3,415       3,040

Provision for income taxes                                 1,565       1,414       1,287
                                                         -------     -------     -------

  Net earnings                                           $ 1,882     $ 2,001     $ 1,753
                                                         =======     =======     =======

Per share data:

  Basic earnings per share                               $  1.17     $  1.38     $  1.20
                                                         =======     =======     =======

  Diluted earnings per share                             $  1.17     $  1.38     $  1.20
                                                         =======     =======     =======


                See notes to consolidated financial statements.

e                 CONSOLIDATED STATEMENTS of SHAREHOLDERS' EQUITY
                 (in millions of dollars, except per share data)
                                   -----------

                                                                                            Accumulated Other
                                                                                          Comprehensive Losses
                                                                                      ----------------------------
                                             Class
                                             A and B   Additional    Earnings          Currency                        Total
                                             Common     Paid-In    Reinvested in      Translation                   Shareholders'
                                             Stock      Capital    the Business       Adjustments  Other    Total      Equity
                                             -----      -------    ------------       -----------  -----   -------  -------------
Balances, January 1, 1999                   $  -       $16,493     $    -              $(1,349)   $  (10)  $(1,359)    $15,134

Comprehensive earnings:
   Net earnings                                                     1,753                                                1,753
   Other comprehensive losses,
      net of income taxes:
      Currency translation adjustments                                                    (392)               (392)       (392)
      Additional minimum pension
          liability                                                                                  (18)      (18)        (18)
                                                                                                                       -------
   Total other comprehensive losses                                                                                       (410)
                                                                                                                       -------
Total comprehensive earnings                                                                                             1,343
                                                                                                                       -------
Dividends declared                                      (1,263)    (1,753)                                              (3,016)
                                            ----      --------     ------              -------    ------   -------     -------
   Balances, December 31, 1999                 -        15,230          -               (1,741)      (28)   (1,769)     13,461

Comprehensive earnings:
   Net earnings                                                     2,001                                                2,001
   Other comprehensive losses,
      net of income taxes:
      Currency translation adjustments                                                    (397)               (397)       (397)
      Additional minimum pension
          liability                                                                                   (8)       (8)         (8)
                                                                                                                       -------
   Total other comprehensive losses                                                                                       (405)
                                                                                                                       -------
Total comprehensive earnings                                                                                             1,596
                                                                                                                       -------
Dividends declared                                                 (1,009)                                              (1,009)
                                            ----        ------     ------              -------    ------   -------     -------
   Balances, December 31, 2000                 -        15,230        992               (2,138)      (36)   (2,174)     14,048

Comprehensive earnings:
   Net earnings                                                     1,882                                                1,882
   Other comprehensive losses,
      net of income taxes:
      Currency translation adjustments                                                    (298)               (298)       (298)
      Additional minimum pension
          liability                                                                                  (78)      (78)        (78)
      Change in fair value of derivatives
          accounted for as hedges                                                                    (18)      (18)        (18)
                                                                                                                       -------
   Total other comprehensive losses                                                                                       (394)
                                                                                                                       -------
Total comprehensive earnings                                                                                             1,488
                                                                                                                       -------
Sale of Class A common stock to public                   8,425                                                           8,425
Dividends declared ($0.26 per share)                                 (483)                                                (483)
                                            ----       -------     ------              -------    ------   -------     -------
   Balances, December 31, 2001              $  -       $23,655     $2,391              $(2,436)   $ (132)  $(2,568)    $23,478
                                            ====       =======     ======              =======    ======   =======     =======


                See notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS of CASH FLOWS
                        for the years ended December 31,
                            (in millions of dollars)
                                   ----------

                                              2001          2000           1999
                                              ----          ----           ----
CASH PROVIDED BY (USED IN) OPERATING
 ACTIVITIES
       Net earnings                          $ 1,882     $  2,001      $  1,753

       Adjustments to reconcile net
        earnings to operating cash flows:
            Depreciation and amortization      1,642        1,034         1,030
            Deferred income tax provision        414          245           151
            Gains on sales of businesses          (8)        (172)          (62)
            Loss on sale of a North
             American food factory and
             integration costs                    82
            Cash effects of changes, net
             of the effects from acquired
             and divested companies:
                 Receivables, net                 23          204           156
                 Inventories                    (107)         175           (95)
                 Accounts payable                (73)          13           (18)
                 Income taxes                     74           35           127
                 Other working capital items    (407)        (195)         (137)
            Increase in pension assets and
             postretirement liabilities, net    (245)        (215)         (205)
            Increase (decrease) in amount
             due to parent and affiliates        138          104           (21)
            Other                                (87)          25            14
                                             --------     --------      --------
              Net cash provided by
               operating activities            3,328        3,254         2,693
                                             --------     --------      --------


CASH PROVIDED BY (USED IN) INVESTING
 ACTIVITIES
       Capital expenditures                   (1,101)        (906)         (860)
       Purchase of Nabisco, net of
        acquired cash                                     (15,159)
       Purchases of other businesses,
        net of acquired cash                    (194)        (365)          (14)
       Proceeds from sales of businesses          21          300           175
       Other                                      52           (8)           30
                                            --------      --------      --------
              Net cash used in
               investing activities           (1,222)     (16,138)         (669)
                                            --------      --------      --------



                See notes to consolidated financial statements.

                                   Continued
                        for the years ended December 31,
                            (in millions of dollars)
                                   ----------

                                           2001           2000          1999
                                           ----           ----          ----

CASH PROVIDED BY (USED IN)
FINANCING ACTIVITIES
       Net issuance (repayment)
         of short-term borrowings       $  2,505      $   (816)     $    (22)
       Long-term debt proceeds             4,077            87            78
       Long-term debt repaid                (705)         (112)         (111)
       Net proceeds from sale
         of Class A common stock           8,425
       Proceeds from issuance
         of notes payable to
         parent and affiliates                          15,000           768
       Repayment of notes payable
         to parent and affiliates        (16,350)         (124)         (178)
       Increase in amounts due
         to parent and affiliates            142           143           450
       Dividends paid                       (225)       (1,009)       (3,016)
       Other                                              (187)
                                        --------      --------      --------
              Net cash (used in)
                provided by financing
                activities                (2,131)       12,982        (2,031)
                                        --------      --------      --------

Effect of exchange rate changes
  on cash and cash equivalents                (4)           (2)          (10)
                                        --------      --------      --------

Cash and cash equivalents:

            (Decrease) increase              (29)           96           (17)
            Balance at beginning
              of year                        191            95           112
                                        --------      --------      --------
            Balance at end of year      $    162      $    191      $     95
                                        ========      ========      ========


  Cash paid:
            Interest                    $  1,433      $    605      $    533
                                        ========      ========      ========
            Income taxes                $  1,058      $  1,051      $  1,022
                                        ========      ========      ========


                See notes to consolidated financial statements.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

Note 1.  Background and Basis of Presentation:

   Background:
     Kraft Foods Inc. ("Kraft") was incorporated in 2000 in the Commonwealth of Virginia. Following Kraft's formation, Philip Morris Companies Inc. ("Philip Morris") transferred to Kraft its ownership interest in Kraft Foods North America, Inc., a Delaware corporation, through a capital contribution. In addition, during 2000, Philip Morris transferred management responsibility for its food businesses in Latin America to Kraft Foods North America, Inc. and its wholly-owned subsidiary, Kraft Foods International, Inc. Kraft, together with its subsidiaries (collectively referred to as the "Company"), is engaged in the manufacture and sale of retail packaged foods in the United States, Canada, Europe, Latin America and Asia Pacific.

     On December 11, 2000, the Company acquired all of the outstanding shares of Nabisco Holdings Corp. ("Nabisco") for $55 per share in cash. See
           Note 5, Acquisitions, for a complete discussion of this transaction.

     Prior to June 13, 2001, the Company was a wholly-owned subsidiary of Philip
           Morris. On June 13, 2001, the Company completed an initial public offering ("IPO") of 280,000,000 shares of its Class A common stock at a price of $31.00 per share. The IPO proceeds, net of the underwriting discount and expenses, of $8.4 billion were used to retire a portion of an $11.0 billion long-term note payable to Philip Morris incurred in connection with the acquisition of Nabisco. After the IPO, Philip Morris owns approximately 83.9% of the outstanding shares of the Company's capital stock through its ownership of 49.5% of the Company's Class A common stock and 100% of the Company's Class B common stock. The Company's Class A common stock has one vote per share while the Company's Class B common stock has ten votes per share. Therefore, Philip Morris holds 97.7% of the combined voting power of the Company's outstanding common stock.

   Basis of presentation:
     The consolidated financial statements include the Company and its subsidiaries. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of operating revenues and expenses during the reporting periods. Actual results could differ from those estimates. The Company's operating subsidiaries report year-end results as of the Saturday closest to December 31 each year. This resulted in fifty-three weeks of operating results in the Company's consolidated statement of earnings for the year ended December 31, 2000.

     Certain prior years' amounts have been reclassified to conform with the current year's presentation.

Note 2.  Summary of Significant Accounting Policies:

   Cash and cash equivalents:
     Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less.

   Inventories:
     Inventories are stated at the lower of cost or market. The last-in, first-out ("LIFO") method is used to cost substantially all domestic inventories. The cost of other inventories is principally determined by the average cost method.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                ----------------


   Impairment of long-lived assets:
      The Company reviews long-lived assets, including intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company performs undiscounted operating cash flow analyses to determine if an impairment exists. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

      In October 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of." SFAS No. 144 provides updated guidance concerning the recognition and measurement of an impairment loss for certain types of long-lived assets, expands the scope of a discontinued operation to include a component of an entity and eliminates the current exemption to consolidation when control over a subsidiary is likely to be temporary. SFAS No. 144 is effective for the Company on January 1, 2002. The Company does not expect the adoption of SFAS No. 144 to have a material impact on the Company's 2002 financial statements.

   Depreciation, amortization and goodwill valuation:
      Property, plant and equipment are stated at historical cost and depreciated by the straight-line method over the lives of the assets. Machinery and equipment are depreciated over periods ranging from 3 to 20 years and buildings and building improvements over periods up to 40 years. Goodwill and other intangible assets substantially comprise brand names purchased through acquisitions. In consideration of the long histories of these brands, goodwill and other intangible assets associated with them are amortized on the straight-line method over 40 years.

      During 2001, the FASB issued SFAS No. 141, "Business Combinations" and
           SFAS No. 142, "Goodwill and Other Intangible Assets." Effective January 1, 2002, the Company will no longer be required to amortize indefinite life goodwill and intangible assets as a charge to earnings. In addition, the Company will be required to conduct an annual review of goodwill and other intangible assets for potential impairment. The Company estimates that net earnings and diluted earnings per share ("EPS") would have been approximately $2,839 million and $1.76, respectively, for the year ended December 31, 2001; $2,531 million and $1.74, respectively, for the year ended December 31, 2000; and $2,287 million and $1.57, respectively, for the year ended December 31, 1999, had the provisions of the new standards been applied in those years. The Company does not currently anticipate having to record a charge to earnings for the potential impairment of goodwill or other intangible assets as a result of adoption of these new standards.

   Marketing costs:
      The Company promotes its products with significant marketing activities, including advertising, consumer incentives and trade promotions. Advertising costs are expensed as incurred. Consumer incentive and trade promotion activities are recorded as expense based on amounts estimated as being due to customers and consumers at the end of a period, based principally on the Company's historical utilization and redemption rates.

   Revenue recognition:
      The Company recognizes operating revenue upon shipment of goods when title and risk of loss pass to customers. The Company classifies shipping and handling costs as part of cost of sales.

      The Emerging Issues Task Force ("EITF") issued EITF Issue No. 00-14, "Accounting for Certain Sales Incentives" and EITF Issue No. 00-25, "Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products." As a result, certain items previously included in marketing,

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

           administration and research costs on the consolidated statement of earnings will either be recorded as a reduction of operating revenues or as an increase in cost of sales. These EITF Issues will be effective in the first quarter of 2002. The Company estimates that adoption of EITF Issues No. 00-14 and No. 00-25 will result in a reduction of operating revenues in 2001, 2000 and 1999 of approximately $4.6 billion, $3.6 billion and $3.4 billion, respectively. Marketing, administration and research costs will decline in 2001, 2000 and 1999 by approximately $4.7 billion, $3.7 billion and $3.4 billion, respectively, while cost of sales will increase by an insignificant amount. The adoption of these EITF Issues will have no impact on net earnings or basic and diluted EPS.

   Hedging instruments:
      Effective January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and its related amendment, SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" (collectively referred to as "SFAS No. 133"). These standards require that all derivative financial instruments be recorded on the consolidated balance sheets at their fair value as either assets or liabilities. Changes in the fair value of derivatives are recorded each period in earnings or accumulated other comprehensive losses, depending on whether a derivative is designated and effective as part of a hedge transaction and, if it is, the type of hedge transaction. Gains and losses on derivative instruments reported in accumulated other comprehensive losses are included in earnings in the periods in which earnings are affected by the hedged item. As of January 1, 2001, the adoption of these new standards did not have a material effect on net earnings (less than $1 million) or accumulated other comprehensive losses (less than $1 million).

   Stock-based compensation:
      The Company accounts for employee stock compensation plans in accordance with the intrinsic value-based method permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," which does not result in compensation cost.

   Income taxes:
      The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." The accounts of the Company are included in the consolidated federal income tax return of Philip Morris. Income taxes are generally computed on a separate company basis. To the extent that foreign tax credits, capital losses and other credits generated by the Company, which cannot be utilized on a separate company basis, are utilized in Philip Morris' consolidated federal income tax return, the benefit is recognized in the calculation of the Company's provision for income taxes. The Company's provisions for income taxes included in the consolidated statements of earnings for the years ended December 31, 2001, 2000 and 1999 were lower than provisions calculated on a separate return basis by $185 million, $139 million and $107 million, respectively. The Company makes payments to, or is reimbursed by, Philip Morris for the tax effects resulting from its inclusion in Philip Morris' consolidated federal income tax return.

   Software costs:
      The Company capitalizes certain computer software and software development costs incurred in connection with developing or obtaining computer software for internal use. Capitalized software costs, which are not significant, are amortized on a straight-line basis over the estimated useful lives of the software, which do not exceed five years.

   Foreign currency translation:
      The Company translates the results of operations of its foreign subsidiaries using average exchange rates during each period, whereas balance sheet accounts are translated using exchange rates at the end of each period. Currency translation adjustments are recorded as a component of shareholders' equity. Transaction gains and losses for all periods presented were not significant.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

   Environmental costs:
      The Company is subject to laws and regulations relating to the protection of the environment. The Company provides for expenses associated with environmental remediation obligations when such amounts are probable and can be reasonably estimated. Such accruals are adjusted as new information develops or circumstances change.

      While it is not possible to quantify with certainty the potential impact of actions regarding environmental remediation and compliance efforts that the Company may undertake in the future, in the opinion of management, environmental remediation and compliance costs, before taking into account any recoveries from third parties, will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

Note 3.  Related Party Transactions:

      Philip Morris and certain of its affiliates provide the Company with various services, including planning, legal, treasury, accounting, auditing, insurance, human resources, office of the secretary, corporate affairs, information technology and tax services. In 2001, the Company entered into a formal agreement with Philip Morris providing for a continuation of these services, the cost of which increased $91 million as Philip Morris provided information technology and financial services, all of which were previously performed by the Company at approximately the same cost. Billings for these services, which were based on the cost to Philip Morris to provide such services, were $339 million, $248 million and $165 million for the years ended December 31, 2001, 2000 and 1999, respectively. These costs were paid to Philip Morris monthly. Although the cost of these services cannot be quantified on a stand-alone basis, management believes that the billings are reasonable based on the level of support provided by Philip Morris and its affiliates, and that they reflect all services provided. The effects of these transactions are included in operating cash flows in the Company's consolidated statements of cash flows.

      In addition, the Company's daily net cash or overdraft position is transferred to Philip Morris or a European subsidiary of Philip Morris. The Company pays or receives interest based upon the applicable commercial paper rate, or the London Interbank Offered Rate, on the net amount payable to, or receivable from, Philip Morris or its European subsidiary.

      The Company also has long-term notes payable to its parent, Philip Morris, and its affiliates as follows:

                                                               At December 31,
                                                             2001          2000
                                                             ----          ----
                                                                (in millions)
   Notes payable in 2009, interest at 7.00%                 $5,000       $ 5,000
   Notes payable in 2002, interest at 7.75%                               11,000
   Notes payable in 2002, interest at 7.40%                                4,000
   Swiss franc notes payable in 2008, interest at 4.58%                      715
   Swiss franc notes payable in 2006, interest at 3.58%                      692
                                                            ------       -------
                                                            $5,000       $21,407
                                                            ======       =======


      The two notes maturing in 2002, were related to the financing for the acquisition of Nabisco and were at market interest rates available to Philip Morris for debt with matching maturities.

      During 2001, the Company used the IPO proceeds, net of the underwriting discount and expenses, of $8.4 billion to retire a portion of the $11.0 billion long-term note payable to Philip Morris. The remainder of this note was repaid with the proceeds from commercial paper borrowings. The Company repaid the $4.0 billion note primarily with the net proceeds from a $4.0 billion public global bond offering. The Company

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------


           also refinanced the two long-term Swiss franc notes payable to Philip Morris with short-term Swiss franc borrowings from Philip Morris at variable interest rates. The short-term Swiss franc borrowings are included in due to parent and affiliates on the Company's consolidated balance sheet as of December 31, 2001.

     Based on interest rates available to the Company for issuances of debt with similar terms and remaining maturities, the aggregate fair value of the Company's long-term notes payable to Philip Morris and its affiliates at December 31, 2001 and 2000 were $5,325 million and $21,357 million, respectively. The fair values of the Company's current amounts due to parent and affiliates approximate carrying amounts.

Note 4.  Divestitures:

      During 2001, the Company sold several small food businesses. The aggregate proceeds received in these transactions were $21 million, on which the Company recorded a pre-tax gain of $8 million.

      During 2000, the Company sold a French confectionery business for proceeds of $251 million, on which a pre-tax gain of $139 million was recorded. Several small international and domestic food businesses were also sold in 2000. The aggregate proceeds received in these transactions were $300 million, on which the Company recorded pre-tax gains of $172 million.

      During 1999, the Company sold several small international and domestic food businesses. The aggregate proceeds received in these transactions were $175 million, on which the Company recorded pre-tax gains of $62 million.

      The operating results of the businesses sold were not material to the Company's consolidated operating results in any of the periods presented. Pre-tax gains on these divestitures were included in marketing, administration and research costs on the Company's consolidated statements of earnings.

Note 5.  Acquisitions:

      Nabisco

      On December 11, 2000, the Company acquired all of the outstanding shares of Nabisco for $55 per share in cash. The purchase of the outstanding shares, retirement of employee stock options and other payments totaled approximately $15.2 billion. In addition, the acquisition included the assumption of approximately $4.0 billion of existing Nabisco debt. The Company financed the acquisition through the issuance of two long-term notes payable to Philip Morris totaling $15.0 billion and short-term intercompany borrowings of $255 million. The acquisition has been accounted for as a purchase. Nabisco's balance sheet was consolidated with the Company as of December 31, 2000, and beginning January 1, 2001, Nabisco's earnings have been included in the consolidated operating results of the Company; however, Nabisco's earnings from December 11, 2000 to December 31, 2000 were not included in the consolidated operating results of the Company since such amounts were insignificant. The Company's interest cost associated with acquiring Nabisco has been included in interest and other debt expense, net, on the Company's consolidated statements of earnings for the years ended December 31, 2001 and 2000.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------


      During 2001, the Company completed the allocation of excess purchase price relating to Nabisco. As a result, the Company recorded, among other things, the final valuations of property, plant and equipment and intangible assets, primarily trade names, amounts relating to the closure of Nabisco facilities and related deferred income taxes. The final allocation of excess purchase price at December 31, 2001 was as follows (in millions):


Purchase price                                                         $15,254


Historical value of tangible assets acquired and liabilities
  assumed                                                               (1,271)
                                                                       --------
Excess of purchase price over assets acquired and liabilities
    assumed at the date of acquisition                                  16,525
Increases for allocation of purchase price:
   Property, plant and equipment                                           367
   Other assets                                                            347
   Accrued postretirement health care costs                                230
   Pension liabilities                                                     190
   Debt                                                                     50
   Legal, professional, lease and contract termination costs               129
   Other liabilities, principally severance                                602
   Deferred income taxes                                                 3,583
                                                                      --------
Goodwill and other intangible assets at December 31, 2001              $22,023
                                                                      ========


      Goodwill and other intangible assets at December 31, 2001 include approximately $11.7 billion related to trade names. The Company also recorded deferred federal income taxes of $3.9 billion related to trade names.

      The closure of a number of Nabisco domestic and international facilities resulted in severance and other exit costs of $379 million, which are included in the above adjustments for the allocation of purchase price. The closures will result in the elimination of approximately 7,500 employees and will require total cash payments of $373 million, of which approximately $74 million has been spent through December 31, 2001.

      The integration of Nabisco into the operations of the Company will also result in the closure of several of the Company's existing facilities. The aggregate charges to the Company's consolidated statement of earnings to close or reconfigure its facilities and integrate Nabisco are estimated to be in the range of $200 million to $300 million. During 2001, the Company incurred pre-tax integration costs of $53 million for site reconfigurations and other consolidation programs in the United States. In October 2001, the Company announced that it was offering a voluntary retirement program to certain salaried employees in the United States. The program is expected to eliminate approximately 750 employees and will result in an estimated pre-tax charge of approximately $140 million upon final employee acceptance in the first quarter of 2002.

      Assuming the acquisition of Nabisco occurred at the beginning of 2000 and 1999, pro forma operating revenues would have been approximately $34 billion in each year; pro forma net earnings would have been $1.4 billion in 2000 and $1.1 billion in 1999; while basic and diluted EPS would have been $0.96 in 2000 and $0.77 in 1999. These pro forma results, which are unaudited, do not give effect to any synergies expected to result from the merger of Nabisco's operations with those of the Company, nor do they give effect to the reduction of interest expense from the repayment of borrowings with the proceeds from the IPO. The pro forma results also do not reflect the effects of SFAS No. 141 and 142 on the amortization of goodwill or other intangible assets, or the EITF Issues concerning the classification of certain expenses on the consolidated statements of earnings. The pro forma results are not necessarily indicative of what actually

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

           would have occurred if the acquisition had been consummated and the IPO completed, at the beginning of each year, nor are they necessarily indicative of future consolidated operating results.

      Other Acquisitions

      During 2001, the Company purchased coffee businesses in Romania, Morocco and Bulgaria and also acquired confectionery businesses in Russia and Poland. The total cost of these and other smaller acquisitions was $194 million.

      During 2000, the Company purchased the outstanding common stock of Balance
           Bar Co., a maker of energy and nutrition snack products. In a separate transaction, the Company also acquired Boca Burger, Inc., a manufacturer and marketer of soy-based meat alternatives. The total cost of these and other smaller acquisitions was $365 million.

      During 1999, the Company purchased several small North American and international food businesses for $14 million.

      The effects of these acquisitions were not material to the Company's consolidated financial position or results of operations in any of the periods presented.

Note 6.  Inventories:

      The cost of approximately 54% and 56% of inventories in 2001 and 2000, respectively, was determined using the LIFO method. The stated LIFO amounts of inventories were approximately $150 million and $171 million higher than the current cost of inventories at December 31, 2001 and 2000, respectively.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------


Note 7.  Short-Term Borrowings and Borrowing Arrangements:

      At December 31, 2001, the Company had short-term borrowings of $2,681 million, consisting principally of commercial paper borrowings with an average year-end interest rate of 1.9%. Of this amount, the Company reclassified $2.0 billion of the commercial paper borrowings to long-term debt based upon its intent and ability to refinance these borrowings. At December 31, 2000, the Company had short-term borrowings of $146 million with an average year-end interest rate of 9.2%.

      The fair values of the Company's short-term borrowings at December 31, 2001 and 2000, based upon current market interest rates, approximate the amounts disclosed above.

      During 2001, the Company entered into agreements for a $2.0 billion 5-year revolving credit facility maturing in July 2006 and a $4.0 billion 364-day revolving credit facility maturing in July 2002. The Company intends to use these credit facilities to support commercial paper borrowings, the proceeds of which will be used for general corporate purposes. These facilities require the maintenance of a minimum net worth. None of these facilities were drawn at December 31, 2001. In addition, the Company maintains credit lines with a number of lending institutions amounting to approximately $768 million. The Company maintains these credit lines primarily to meet the short-term working capital needs of its international businesses.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------


Note 8.  Long-Term Debt:

         At December 31, 2001 and 2000, the Company's long-term debt consisted of the following:

                                                               2001       2000
                                                               ----       ----
                                                                (in millions)
 Short-term borrowings, reclassified as long-term debt        $ 2,000   $  -
 Notes, 4.63% to 7.55% (average effective rate 5.95%),
  due through 2035                                              6,229     2,751
 Debentures, 7.00% to 8.50% (average effective rate 10.14%),
  $315 million face amount, due through 2017                      258       401
 Foreign currency obligations                                     136       173
 Other                                                             51        83
                                                              -------   -------
                                                                8,674     3,408
 Less current portion of long-term debt                          (540)     (713)
                                                              -------   -------
                                                              $ 8,134   $ 2,695
                                                              =======   =======


      Aggregate maturities of long-term debt, excluding short-term borrowings reclassified as long-term debt, are as follows:

                                                               (in millions)
                     2002                                         $  540
                     2003                                            378
                     2004                                             85
                     2005                                            730
                     2006                                          1,252
                     2007-2011                                     2,593
                     Thereafter                                    1,153

      Based on market quotes, where available, or interest rates currently available to the Company for issuance of debt with similar terms and remaining maturities, the aggregate fair value of the Company's long-term debt, including the current portion of long-term debt, at December 31, 2001 and 2000 was $8,679 million and $3,459 million, respectively.

Note 9.  Capital Stock:

      The Company's articles of incorporation authorize 3.0 billion shares of Class A common stock, 2.0 billion shares of Class B common stock and 500 million shares of preferred stock. At December 31, 2001, there were 555 million Class A common shares and 1.18 billion Class B common shares issued and outstanding, of which Philip Morris holds 275 million Class A common shares and all of the Class B common shares. There are no preferred shares issued and outstanding. Class A common shares are entitled to one vote each while Class B common shares are entitled to ten votes each. Therefore, Philip Morris holds 97.7% of the combined voting power of the Company's outstanding common stock. At December 31, 2001, 75,949,530 shares of common stock were reserved for stock options and other stock awards.

Note 10.  Stock Plans:

      The Company's Board of Directors has adopted the 2001 Kraft Performance Incentive Plan (the "Plan"), which was established concurrently with the IPO. Under the Plan, the Company may grant stock options, stock appreciation rights, restricted stock, reload options and other awards based on the Company's Class A common stock, as well as performance-based annual and long-term incentive awards. Up to 75 million shares of the Company's Class A common stock may be issued under the Plan. The Company's Board of Directors granted options for 21,029,777 shares of Class A common stock concurrent with the closing date

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

         of the IPO (June 13, 2001) at an exercise price equal to the IPO price of $31.00 per share. A portion of the shares granted (18,904,637) becomes exercisable on January 31, 2003, and will expire ten years from the date of the grant. The remainder of the shares granted (2,125,140) may become exercisable on a schedule based on total shareholder return for the Company's Class A common stock during the three years following the date of the grant, or will become exercisable five years from the date of the grant. These options will also expire ten years from the date of the grant. Shares available to be granted under the Plan at December 31, 2001 were 54,688,173.

     The Company's Board of Directors has also adopted the Kraft Director Plan.
         Under the Kraft Director Plan, awards are granted only to members of the Board of Directors who are not full-time employees of the Company or Philip Morris or their subsidiaries. Up to 500,000 shares of Class A common stock may be awarded under the Kraft Director Plan. During 2001, 8,945 stock options were granted under the Kraft Director Plan. Shares available to be granted under the Kraft Director Plan at December 31, 2001 were 491,055.

     The Company accounts for the plans in accordance with the intrinsic value-based method permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," which does not result in compensation cost.

     Option activity was as follows for the year ended December 31, 2001:

                                                                   Weighted
                                             Shares Subject        Average
                                                to Option       Exercise Price
                                                ---------       --------------
     Balance at January 1, 2001                         -           $    -

           Options granted                     21,038,722            31.00
           Options canceled                      (268,420)           31.00
                                               ----------

     Balance at December 31, 2001              20,770,302            31.00
                                               ==========


     Prior to the IPO, certain employees of the Company participated in Philip
         Morris' stock compensation plans. Philip Morris does not currently intend to issue additional Philip Morris stock compensation to the Company's employees. Philip Morris accounts for its plans in accordance with the intrinsic value-based method permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," which does not result in compensation cost.

     The Company's employees held options to purchase the following number of shares of Philip Morris' stock: 57,349,595 shares at an average exercise price of $34.66 per share at December 31, 2001; 56,977,329 shares at an average exercise price of $30.46 per share at December 31, 2000; and 39,911,082 shares at an average exercise price of $34.34 per share at December 31, 1999. Of these amounts, the following were exercisable at each date: 44,930,609 at an average exercise price of $31.95 per share at December 31, 2001; 38,444,963 at an average exercise price of $34.82 per share at December 31, 2000; and 31,071,681 at an average exercise price of $32.75 per share at December 31, 1999.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

     Had compensation cost for stock option awards under the Kraft plans and Philip Morris' plans been determined by using the fair value at the grant date, the Company's net earnings and EPS (basic and diluted) would have been $1,785 million and $1.11 for the year ended December 31, 2001; $1,947 million and $1.34 for the year ended December 31, 2000; and $1,713 million and $1.18 for the year ended December 31, 1999. The foregoing impact of compensation cost was determined using a modified Black-Scholes methodology and the following assumptions:

                                   Weighted
                     Risk-Free     Average              Expected  Fair Value
                     Interest      Expected   Average   Dividend   at Grant
                       Rate          Life   Volatility   Yield       Date
                   -------------  --------  ----------  --------  ----------
2001 Kraft            4.81%        5 years    29.70%      1.68%     $  9.13
2001 Philip Morris    4.86         5          33.88       4.78        10.36
2000 Philip Morris    6.58         5          31.71       9.00         3.19
1999 Philip Morris    5.81         5          26.06       4.41         8.21

     In addition, certain of the Company's employees held shares of Philip
         Morris restricted stock and rights to receive shares of stock, giving these employees in most instances all of the rights of shareholders, except that they may not sell, assign, pledge or otherwise encumber such shares and rights. Such shares are subject to forfeiture if certain employment conditions are not met. During 2001 and 2000, Philip Morris granted to certain of the Company's U.S. employees restricted stock of 279,120 shares and 2,113,570 shares, respectively. Philip Morris also issued to certain of the Company's non-U.S. employees rights to receive 31,310 and 683,790 equivalent shares during 2001 and 2000, respectively. During 1999, there were no restricted stock grants issued to the Company's employees. At December 31, 2001, restrictions on the stock, net of forfeitures, lapse as follows: 2002 -- 2,638,410 shares; and 2003 -- 92,000 shares. The fair value of the restricted shares and rights at the date of grant is amortized to expense ratably over the restriction period through a charge from Philip Morris. In 2001, 2000 and 1999, the Company recorded compensation expense related to restricted stock awards of $39 million, $23 million and $3 million, respectively.

Note 11.  Earnings Per Share:

     Basic and diluted EPS were calculated using the following for the years ended December 31, 2001, 2000 and 1999:

                                       2001        2000         1999
                                      -----       ------       ------
                                             (in millions)

     Net earnings                     $1,882      $2,001       $1,753
                                      ======      ======       ======

     Weighted average shares for
          basic and diluted EPS        1,610       1,455        1,455
                                      ======      ======       ======


     During June 2001, the Company completed an IPO of 280,000,000 shares of its Class A common stock. Immediately following the IPO, the Company had 1,735,000,000 Class A and B common shares outstanding.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

Note 12.  Pre-tax Earnings and Provision for Income Taxes:

     Pre-tax earnings and provision for income taxes consisted of the following for the years ended December 31, 2001, 2000 and 1999:

                                                 2001        2000        1999
                                                 ----        ----        ----
                                                        (in millions)
     Pre-tax earnings:
         United States                          $ 2,282     $ 2,188     $ 1,990
         Outside United States                    1,165       1,227       1,050
                                                -------     -------     -------
          Total pre-tax earnings                $ 3,447     $ 3,415     $ 3,040
                                                =======     =======     =======

     Provision for income taxes:
         United States federal:
           Current                              $   594     $   572     $   543
           Deferred                                 299         218         164
                                                -------     -------     -------
                                                    893         790         707
         State and local                            112         120         144
                                                -------     -------     -------
         Total United States                      1,005         910         851
                                                -------     -------     -------

         Outside United States:
           Current                                  445         477         449
           Deferred                                 115          27         (13)
                                                -------     -------     -------
         Total outside United States                560         504         436
                                                -------     -------     -------

     Total provision for income taxes           $ 1,565     $ 1,414     $ 1,287
                                                =======     =======     =======

     At December 31, 2001, applicable United States federal income taxes and foreign withholding taxes have not been provided on approximately $1.5 billion of accumulated earnings of foreign subsidiaries that are expected to be permanently reinvested. The Company is unable to provide a meaningful estimate of additional deferred taxes that would have been provided were these earnings not considered permanently reinvested.

     The effective income tax rate on pre-tax earnings differed from the U.S.
         federal statutory rate for the following reasons for the years ended December 31, 2001, 2000 and 1999:

                                                         2001     2000     1999
                                                         ----     ----     ----

     U.S. federal statutory rate                         35.0%    35.0%    35.0%
     Increase (decrease) resulting from:
           State and local income taxes, net of
               federal tax benefit                        2.0      2.2      3.0
           Goodwill amortization                          9.4      5.2      5.9
           Other                                         (1.0)    (1.0)    (1.6)
                                                         ----     ----     ----
     Effective tax rate                                  45.4%    41.4%    42.3%
                                                         ====     ====     ====

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------


     The tax effects of temporary differences that gave rise to deferred income tax assets and liabilities consisted of the following at December 31, 2001 and 2000:

                                                    2001             2000
                                                    ----             ----
                                                         (in millions)
     Deferred income tax assets:
          Accrued postretirement and
            postemployment benefits                $   774         $   789
          Other                                        737             539
                                                   -------         -------
          Total deferred income tax assets           1,511           1,328
                                                   -------         -------

     Deferred income tax liabilities:
           Trade names                              (3,847)
           Property, plant and equipment            (1,379)         (1,527)
           Prepaid pension costs                      (850)           (743)
                                                   -------         -------
           Total deferred income tax                (6,076)         (2,270)
             liabilities                           -------         -------

                                                   $(4,565)        $  (942)
     Net deferred income tax liabilities           =======         =======


Note 13.  Segment Reporting:

     The Company manufactures and markets packaged retail food products, consisting principally of beverages, cheese, snacks, convenient meals and various packaged grocery products through its North American and international food businesses. Reportable segments for the North American businesses are organized and managed principally by product category. The North American food segments are Cheese, Meals and Enhancers; Biscuits, Snacks and Confectionery; Beverages, Desserts and Cereals; and Oscar Mayer and Pizza. Kraft Foods North America's food service business within the United States and its businesses in Canada and Mexico are managed through the Cheese, Meals and Enhancers segment. International operations are organized and managed by geographic location. The international food segments are Europe, Middle East and Africa; and Latin America and Asia Pacific.

     The Company's management reviews operating companies income to evaluate segment performance and allocate resources. Operating companies income excludes general corporate expenses and amortization of goodwill. Interest and other debt expense, net and provision for income taxes are centrally managed and, accordingly, such items are not presented by segment since they are excluded from the measure of segment profitability reviewed by management. The Company's assets, which are principally in the United States and Europe, are managed geographically. The accounting policies of the segments are the same as those described in the Summary of Significant Accounting Policies.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

     Reportable segment data were as follows:

                                             For the Years Ended December 31,
                                             --------------------------------
                                             2001          2000          1999
                                             ----          ----          ----
                                                      (in millions)
Operating revenues:
  Cheese, Meals and Enhancers              $ 10,256      $  9,405      $  9,360
  Biscuits, Snacks and Confectionery          5,917           329           265
  Beverages, Desserts and Cereals             5,370         5,266         5,074
  Oscar Mayer and Pizza                       3,563         3,461         3,198
                                           --------      --------      --------
       Total Kraft Foods North America       25,106        18,461        17,897
                                           --------      --------      --------
  Europe, Middle East and Africa              6,339         6,824         7,676
  Latin America and Asia Pacific              2,430         1,247         1,224
                                           --------      --------      --------
       Total Kraft Foods International        8,769         8,071         8,900
                                           --------      --------      --------
       Total operating revenues            $ 33,875      $ 26,532      $ 26,797
                                           ========      ========      ========

Operating companies income:
  Cheese, Meals and Enhancers              $  2,099      $  1,845      $  1,658
  Biscuits, Snacks and Confectionery            966           100            73
  Beverages, Desserts and Cereals             1,192         1,090         1,009
  Oscar Mayer and Pizza                         539           512           450
                                           --------      --------      --------
       Total Kraft Foods North America        4,796         3,547         3,190
                                           --------      --------      --------
  Europe, Middle East and Africa                861         1,019           895
  Latin America and Asia Pacific                378           189           168
                                           --------      --------      --------
       Total Kraft Foods International        1,239         1,208         1,063
                                           --------      --------      --------
       Total operating companies income       6,035         4,755         4,253
  Amortization of goodwill and other
    intangibles                                (962)         (535)         (539)
  General corporate expenses                   (189)         (208)         (135)
                                           --------      --------      --------
       Total operating income                 4,884         4,012         3,579
  Interest and other debt expense, net       (1,437)         (597)         (539)
                                           --------      --------      --------
       Earnings before income taxes        $  3,447      $  3,415      $  3,040
                                           ========      ========      ========


     As previously noted, the Company's international operations are managed by geographic location. Operating revenues by consumer sector for Kraft Foods International were as follows:

                                            For the Years Ended December 31,
                                            ---------------------------------
         Consumer Sector                     2001          2000          1999
         ---------------                     ----          ----          ----
                                                     (in millions)
         Snacks                             $3,263        $2,723        $2,999
         Beverages                           3,097         3,201         3,551
         Cheese                              1,267         1,259         1,316
         Grocery                               866           584           664
         Convenient Meals                      276           304           370
                                            ------        ------        ------
             Total                          $8,769        $8,071        $8,900
                                            ======        ======        ======

     During 2001, the Company recorded pre-tax charges of $53 million for site reconfigurations and other consolidation programs in the United States. In addition, the Company recorded a pre-tax charge of $29 million to close a North American food factory. These pre-tax charges, which aggregate $82 million, were included in marketing, administration and research costs in the consolidated statement of earnings for the

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------


         following segments: Cheese, Meals and Enhancers, $63 million; Biscuits, Snacks and Confectionery, $2 million; Beverages, Desserts and Cereals, $12 million; and Oscar Mayer and Pizza, $5 million.

     During 1999, the Company's North American food business announced that it was offering voluntary retirement incentive or separation programs to certain eligible hourly and salaried employees in the United States. Employees electing to terminate employment under the terms of these programs were entitled to enhanced retirement or severance benefits. Approximately 1,100 hourly and salaried employees accepted the benefits offered by these programs and elected to retire or terminate. As a result, the Company recorded a pre-tax charge of $157 million during 1999. This charge was included in marketing, administration and research costs in the consolidated statement of earnings for the following segments: Cheese, Meals and Enhancers, $71 million; Oscar Mayer and Pizza, $38 million; Biscuits, Snacks and Confectionery, $2 million; and Beverages, Desserts and Cereals, $46 million. Payments of pension and postretirement benefits are made in accordance with the terms of the applicable benefit plans. Severance benefits, which were paid over a period of time, commenced upon dates of termination which ranged from April 1999 to March 2000. The program and related payments were completed during 2000. Salary and related benefit costs of employees prior to their retirement or termination date were expensed as incurred.

     See Notes 4 and 5 regarding divestitures and acquisitions. The acquisition of Nabisco primarily affected the reported results of the Biscuits, Snacks and Confectionery and the Latin America and Asia Pacific segments.

                                                        For the Years Ended
                                                            December 31,
                                                    ----------------------------
                                                    2001       2000       1999
                                                    ----       ----       ----
                                                         ( in millions )
     Depreciation expense:
          Cheese, Meals and Enhancers              $  163     $  150     $  135
          Biscuits, Snacks and Confectionery          152
          Beverages, Desserts and Cereals             113        109        102
          Oscar Mayer and Pizza                        55         51         49
                                                   ------     ------     ------
            Total Kraft Foods North America           483        310        286
                                                   ------     ------     ------
          Europe, Middle East and Africa              158        163        175
          Latin America and Asia Pacific               39         26         30
                                                   ------     ------     ------
            Total Kraft Foods International           197        189        205
                                                   ------     ------     ------
            Total depreciation expense             $  680     $  499     $  491
                                                   ======     ======     ======

     Capital expenditures:
          Cheese, Meals and Enhancers              $  257     $  247     $  246
          Biscuits, Snacks and Confectionery          171
          Beverages, Desserts and Cereals             202        193        204
          Oscar Mayer and Pizza                       131        148        125
                                                   ------     ------     ------
            Total Kraft Foods North America           761        588        575
                                                   ------     ------     ------
          Europe, Middle East and Africa              231        239        255
          Latin America and Asia Pacific              109         79         30
                                                   ------     ------     ------
            Total Kraft Foods International           340        318        285
                                                   ------     ------     ------
            Total capital expenditures             $1,101     $  906     $  860
                                                   ======     ======     ======

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------



     Geographic data for operating revenues, total assets and long-lived assets
         (which consist of all non-current assets, other than goodwill and other intangible assets and prepaid pension assets) were as follows:

                                              For the Years Ended December 31,
                                              --------------------------------
                                              2001         2000           1999
                                              ----         ----           ----
                                                      (in millions)
  Operating revenues:
         United States                      $23,078       $16,910       $16,540
         Europe                               6,062         6,642         7,500
         Other                                4,735         2,980         2,757
                                            -------       -------       -------
             Total operating revenues       $33,875       $26,532       $26,797
                                            =======       =======       =======

                                                       At December 3,
                                                       --------------
                                              2001         2000           1999
                                              ----         ----           ----
                                                       (in millions)
  Total assets:
         United States                      $43,889       $40,454       $19,429
         Europe                               7,366         7,630         8,292
         Other                                4,543         3,987         2,615
                                            -------       -------       -------
             Total assets                   $55,798       $52,071       $30,336
                                            =======       =======       =======

  Long-lived assets:
         United States                      $ 6,750       $ 6,684       $ 3,904
         Europe                               2,136         2,116         2,021
         Other                                1,274         1,912           971
                                            -------       -------       -------
             Total long-lived assets        $10,160       $10,712       $ 6,896
                                            =======       =======       =======

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------


Note 14.  Benefit Plans:

     The Company and its subsidiaries sponsor noncontributory defined benefit pension plans covering substantially all U.S. employees. Pension coverage for employees of the Company's non-U.S. subsidiaries is provided, to the extent deemed appropriate, through separate plans, many of which are governed by local statutory requirements. In addition, the Company's U.S. and Canadian subsidiaries provide health care and other benefits to substantially all retired employees. Health care benefits for retirees outside the United States and Canada are generally covered through local government plans.

Pension Plans

     Net pension (income) cost consisted of the following for the years ended
         December 31, 2001, 2000 and 1999:

                                            U.S. Plans         Non-U.S. Plans
                                            ----------         --------------
                                       2001    2000   1999   2001   2000   1999
                                       ----    ----   ----   ----   ----   ----
                                                    (in millions)
Service cost                          $ 107   $  69  $  76  $  45  $  37  $  40
Interest cost                           339     213    212    112     98    100
Expected return on plan assets         (648)   (523)  (511)  (126)  (103)   (97)
Amortization:
  Net gain on adoption of SFAS No. 87           (11)   (11)           (1)    (1)
  Unrecognized net (gain) loss from
    experience differences              (21)    (36)   (15)    (1)    (1)     2
  Prior service cost                      8       7      6      5      4      4
Settlements                             (12)    (34)   (41)
                                      -----   -----  -----  -----  -----  -----
  Net pension (income) cost           $(227)  $(315) $(284) $  35  $  34  $  48
                                      =====   =====  =====  =====  =====  =====


     In 2001 and 2000, retiring employees elected lump-sum payments, resulting in settlement gains of $12 million and $34 million, respectively. During 2001, the Company announced that it was offering a voluntary early retirement program to certain eligible salaried employees in the United States. The program is expected to eliminate approximately 750 employees and will result in a pre-tax charge of approximately $140 million upon final employee acceptance in the first quarter of 2002. During 1999, the Company instituted an early retirement and workforce reduction program that resulted in settlement gains, net of additional termination benefits of $41 million.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------


     The changes in benefit obligations and plan assets, as well as the funded status of the Company's pension plans at December 31, 2001 and 2000, were as follows:


                                                U.S. Plans       Non-U.S. Plans
                                                ----------       --------------
                                               2001      2000     2001     2000
                                               ----      ----     ----     ----
                                                         (in millions)

Benefit obligation at January 1              $ 4,327  $ 2,766  $ 1,915  $ 1,740
     Service cost                                107       69       45       37
     Interest cost                               339      213      112       98
     Benefits paid                              (403)    (258)    (108)     (94)
     Acquisitions                                 71    1,463      (22)     236
     Settlements                                  14       11
     Actuarial losses                            500       51       22       91
     Currency                                                       18     (205)
     Other                                         9       12       39       12
                                             -------  -------  -------  -------
Benefit obligation at December 31              4,964    4,327    2,021    1,915
                                             -------  -------  -------  -------

Fair value of plan assets at January 1         7,039    6,282    1,589    1,314
     Actual return on plan assets               (386)    (215)    (227)     103
     Contributions                                37       33       63       32
     Benefits paid                              (394)    (278)     (76)     (64)
     Acquisitions                                (45)   1,226      (41)     265
     Currency                                                       18     (121)
     Actuarial gains (losses)                    108       (9)       3       60
                                             -------  -------  -------  -------
Fair value of plan assets at December 31       6,359    7,039    1,329    1,589
                                             -------  -------  -------  -------

Excess (deficit) of plan assets versus
  benefit obligations at December 31           1,395    2,712     (692)    (326)
     Unrecognized actuarial losses (gains)       756     (691)     226      (42)
     Unrecognized prior service cost              56       54       49       27
     Unrecognized net transition obligation       (1)                7        7
                                             -------  -------  -------  -------
Net prepaid pension asset (liability)        $ 2,206  $ 2,075  $  (410) $  (334)
                                             =======  =======  =======  =======


     The combined U.S. and non-U.S. pension plans resulted in a net prepaid asset of $1,796 million and $1,741 million at December 31, 2001 and 2000, respectively. These amounts were recognized in the Company's consolidated balance sheets at December 31, 2001 and 2000 as prepaid pension assets of $2,675 million and $2,623 million, respectively, for those plans in which plan assets exceeded their accumulated benefit obligations and as other liabilities of $879 million and $882 million at December 31, 2001 and 2000, respectively, for plans in which the accumulated benefit obligations exceeded their plan assets.

     At December 31, 2001 and 2000, certain of the Company's U.S. plans were unfunded, with projected benefit and accumulated benefit obligations of $213 million and $164 million, respectively, in 2001 and $156 million and $97 million, respectively, in 2000. For certain non-U.S. plans, which have accumulated benefit obligations in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $1,165 million, $1,073 million and $416 million, respectively, as of December 31, 2001 and $639 million, $596 million and $49 million, respectively, as of December 31, 2000.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------


     The following weighted-average assumptions were used to determine the Company's obligations under the plans:

                                                                     Non-U.S.
                                                    U.S. Plans        Plans
                                                    ----------     -----------
                                                   2001    2000    2001    2000
                                                   ----    ----    ----    ----
     Discount rate                                 7.00%   7.75%   5.80%   5.88%
     Expected rate of return on plan assets        9.00    9.00    8.49    8.51
     Rate of compensation increase                 4.50    4.50    3.36    3.55

     The Company and certain of its subsidiaries sponsor employee savings plans, to which the Company contributes. These plans cover certain salaried, non-union and union employees. The Company's contributions and costs are determined by the matching of employee contributions, as defined by the plans. Amounts charged to expense for defined contribution plans totaled $63 million, $43 million and $41 million in 2001, 2000 and 1999, respectively.

Postretirement Benefit Plans

     Net postretirement health care costs consisted of the following for the years ended December 31, 2001, 2000 and 1999:

                                                       2001      2000     1999
                                                       ----      ----     ----
                                                            (in millions)
     Service cost                                      $  34     $  23   $  27
     Interest cost                                       168       109     101
     Amortization:
        Unrecognized net loss from experience
           differences                                     5         2       3
        Unrecognized prior service cost                   (8)       (8)     (7)
     Other expense                                                          21
                                                       -----     -----   -----
         Net postretirement health care costs          $ 199     $ 126   $ 145
                                                       =====     =====   =====

     During 1999, the Company instituted early retirement and workforce reduction programs that resulted in curtailment losses of $21 million.

     The Company's postretirement health care plans are not funded. The changes in the benefit obligations of the plans at December 31, 2001 and 2000 were as follows:

                                                                2001       2000
                                                                ----       ----
                                                                 (in millions)
Accumulated postretirement benefit obligation at January 1  $ 2,102     $ 1,380
    Service cost                                                 34          23
    Interest cost                                               168         109
    Benefits paid                                              (172)       (111)
    Acquisitions                                                  8         633
    Plan amendments                                               1          (7)
    Actuarial losses                                            295          75
                                                            -------     -------
Accumulated postretirement benefit obligation at              2,436       2,102
  December 31
    Unrecognized actuarial losses                              (464)       (159)
    Unrecognized prior service cost                              53          62
                                                            -------     -------
Accrued postretirement health care costs                    $ 2,025     $ 2,005
                                                            =======     =======

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------


     The current portion of the Company's accrued postretirement health care costs of $172 million and $138 million at December 31, 2001 and 2000, respectively, are included in other accrued liabilities on the consolidated balance sheets.

     The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation for U.S. plans was 7.5% in 2000, 6.8% in 2001 and 6.2% in 2002, gradually declining to 5.0% by the year 2005 and remaining at that level thereafter. For Canadian plans, the assumed health care cost trend rate was 8.0% in 2000, 9.0% in 2001 and 8.0% in 2002, gradually declining to 4.0% by the year 2006 and remaining at that level thereafter. A one-percentage-point increase in the assumed health care cost trend rates for each year would increase the accumulated postretirement benefit obligation as of December 31, 2001 and postretirement health care cost (service cost and interest cost) for the year then ended by approximately 9.2% and 12.9%, respectively. A one-percentage-point decrease in the assumed health care cost trend rates for each year would decrease the accumulated postretirement benefit obligation as of December 31, 2001 and postretirement health care cost (service cost and interest cost) for the year then ended by approximately 7.6% and 10.4%, respectively.

     The accumulated postretirement benefit obligations for U.S. plans at December 31, 2001 and 2000 were determined using an assumed discount rate of 7.0% and 7.75%, respectively. The accumulated postretirement benefit obligations for Canadian plans at December 31, 2001 and 2000 were determined using assumed discount rates of 6.75% and 7.0%, respectively.

Postemployment Benefit Plans

     The Company and certain of its affiliates sponsor postemployment benefit plans covering substantially all salaried and certain hourly employees. The cost of these plans is charged to expense over the working lives of the covered employees. Net postemployment costs consisted of the following for the years ended December 31, 2001, 2000 and 1999:

                                                 2001         2000         1999
                                                 ----         ----         ----
                                                         (in millions)
     Service cost                                $ 20         $ 13         $ 12
     Amortization of unrecognized net gains        (8)          (4)          (8)
     Other expense                                                           19
                                                 ----         ----         ----
        Net postemployment costs                 $ 12         $  9         $ 23
                                                 ====         ====         ====

     The Company instituted a workforce reduction program in its North American food business in 1999. This action resulted in incremental postemployment costs, which are shown as other expense above.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------


     The Company's postemployment plans are not funded. The changes in the benefit obligations of the plans at December 31, 2001 and 2000 were as follows:

                                                           2001               2000
                                                           ----               ----
                                                                (in millions)
     Accumulated benefit obligation at January 1             $373             $333
         Service cost                                          20               13
         Benefits paid                                       (156)             (76)
         Acquisitions                                         269               74
         Actuarial losses                                      14               29
                                                             ----             ----
     Accumulated benefit obligation at December 31            520              373
         Unrecognized experience gains                         52               22
                                                             ----             ----
     Accrued postemployment costs                            $572             $395
                                                             ====             ====

     The accumulated benefit obligation was determined using an assumed ultimate annual turnover rate of 0.3% in 2001 and 2000, assumed compensation cost increases of 4.5% in 2001 and 2000, and assumed benefits as defined in the respective plans. Postemployment costs arising from actions that offer employees benefits in excess of those specified in the respective plans are charged to expense when incurred.

Note 15.  Additional Information:

                                                     For the Years Ended December 31,
                                                     -------------------------------
                                                         2001      2000      1999
                                                        -------   -------   -------
                                                                (in millions)
     Research and development expense                   $   358    $   270   $   262
                                                        =======    =======   =======

     Advertising expense                                $ 1,190    $ 1,198   $ 1,272
                                                        =======    =======   =======

     Interest and other debt expense, net:

          Interest expense, parent and affiliates       $ 1,103    $   531   $   458
          Interest expense, external debt                   349         84        89
          Interest income                                   (15)       (18)       (8)
                                                        -------    -------   -------
                                                        $ 1,437    $   597   $   539
                                                        =======    =======   =======

     Rent expense                                       $   372    $   277   $   285
                                                        =======    =======   =======

     Minimum rental commitments under non-cancelable operating leases in effect at December 31, 2001 were as follows (in millions):

                2002                                $212
                2003                                 171
                2004                                 135
                2005                                 109
                2006                                  86
                Thereafter                           136
                                                    ----
                                                    $849
                                                    ====

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

Note 16. Financial Instruments:

     Derivative financial instruments

     The Company operates internationally, with manufacturing and sales facilities in various locations around the world and utilizes certain financial instruments to manage its foreign currency and commodity exposures, primarily related to forecasted transactions and interest rate exposures. Derivative financial instruments are used by the Company, principally to reduce exposures to market risks resulting from fluctuations in interest rates and foreign exchange rates by creating offsetting exposures. The Company is not a party to leveraged derivatives. For a derivative to qualify as a hedge at inception and throughout the hedged period, the Company formally documents the nature and relationships between the hedging instruments and hedged items, as well as its risk-management objectives, strategies for undertaking the various hedge transactions and method of assessing hedge effectiveness. Additionally, for hedges of forecasted transactions, the significant characteristics and expected terms of a forecasted transaction must be specifically identified, and it must be probable that each forecasted transaction will occur. If it were deemed probable that the forecasted transaction will not occur, the gain or loss would be recognized in earnings currently. Financial instruments qualifying for hedge accounting must maintain a specified level of effectiveness between the hedging instrument and the item being hedged, both at inception and throughout the hedged period.

     The Company uses forward foreign exchange contracts and foreign currency options to mitigate its exposure to changes in foreign currency exchange rates from third-party and intercompany forecasted transactions. The primary currencies to which the Company is exposed include the Euro, Japanese yen and Canadian dollar. At December 31, 2001 and 2000, the Company had option and forward foreign exchange contracts with aggregate notional amounts of $431 million and $237 million, respectively, for the purchase or sale of foreign currencies. The effective portion of unrealized gains and losses associated with forward contracts are deferred as a component of accumulated other comprehensive losses until the underlying hedged transactions are reported on the Company's consolidated statement of earnings.

     The Company uses interest rate swaps to hedge the fair value of an insignificant portion of its long-term debt. The differential to be paid or received is accrued and recognized as interest expense. If an interest rate swap agreement is terminated prior to maturity, the realized gain or loss is recognized over the remaining life of the agreement if the hedged amount remains outstanding, or immediately if the underlying hedged exposure does not remain outstanding. If the underlying exposure is terminated prior to the maturity of the interest rate swap, the unrealized gain or loss on the related interest rate swap is recognized in earnings currently. At December 31, 2001, the aggregate notional principal amount of those agreements was $102 million. Aggregate maturities at December 31, 2001 were $29 million in 2003 and $73 million in 2004. During the year ended December 31, 2001, there was no ineffectiveness relating to these fair value hedges.

     During the year ended December 31, 2001, ineffectiveness related to cash flow hedges was not material. The Company is hedging forecasted transactions for periods not exceeding the next eighteen months and expects substantially all amounts reported in accumulated other comprehensive losses to be reclassified to the consolidated statement of earnings within the next twelve months.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------


     The Company is exposed to price risk related to forecasted purchases of certain commodities used as raw materials by the Company's businesses. Accordingly, the Company uses commodity forward contracts, as cash flow hedges, primarily for coffee, cocoa, milk, cheese and wheat. Commodity futures and options are also used to hedge the price of certain commodities, including milk, coffee, cocoa, wheat, corn, sugar, soybean and energy. In general, commodity forward contracts qualify for the normal purchase exception under SFAS No. 133 and are, therefore, not subject to the provisions of SFAS No. 133. At December 31, 2001 and 2000, the Company had net long commodity positions of $589 million and $617 million, respectively. Unrealized gains or losses on net commodity positions were immaterial at December 31, 2001 and 2000. The effective portion of unrealized gains and losses on commodity futures and option contracts is deferred as a component of accumulated other comprehensive losses and is recognized as a component of cost of sales in the Company's consolidated statement of earnings when the related inventory is sold.

     Hedging activity affected accumulated other comprehensive losses, net of income taxes, during the year ended December 31, 2001, as follows (in millions):

               Balance as of January 1, 2001                             $  -

               Derivative losses transferred to earnings                   15

               Change in fair value                                       (33)
                                                                         -----

               Balance as of December 31, 2001                           $(18)
                                                                         =====

     The Company does not engage in trading or other speculative use of financial instruments. Derivative losses reported in accumulated other comprehensive losses are a result of qualifying hedging activity. Transfers of these losses from accumulated other comprehensive losses to earnings are offset by gains on the underlying hedged items.

     Credit exposure and credit risk

     The Company is exposed to credit loss in the event of nonperformance by counterparties. However, the Company does not anticipate nonperformance and such exposure was not material at December 31, 2001.

     Fair value

     The aggregate fair value, based on market quotes, of the Company's third-party debt at December 31, 2001 was $9,360 million as compared with its carrying value of $9,355 million. The aggregate fair value of the Company's third-party debt at December 31, 2000 was $3,605 million as compared with its carrying value of $3,554 million. Based on interest rates available to the Company for issuances of debt with similar terms and remaining maturities, the aggregate fair value and carrying value of the Company's long-term notes payable to Philip Morris and its affiliates were $5,325 million and $5,000 million, respectively, at December 31, 2001 and $21,357 million and $21,407 million, respectively, at December 31, 2000.

     See Notes 3, 7 and 8 for additional disclosures of fair value for short-term borrowings and long-term debt.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------


Note 17.  Contingencies:

     The Company and its subsidiaries are parties to a variety of legal proceedings arising out of the normal course of business, including a few cases in which substantial amounts of damages are sought. The Company believes that it has valid defenses and is vigorously defending the litigation pending against it. While the results of litigation cannot be predicted with certainty, management believes that the final outcome of these proceedings will not have a material adverse effect on the Company's consolidated financial position or results of operations.

     Prior to the effectiveness of the registration statement covering the shares of the Company's Class A common stock being sold in the IPO, some of the underwriters of the IPO provided written copies of a "pre-marketing feedback" form to certain potential purchasers of the Company's Class A common stock. The feedback form was for internal use only and was designed to elicit orally certain information from designated accounts as part of designing strategy in connection with the IPO. This form may have constituted a prospectus that did not meet the requirements of the Securities Act of 1933.

     If the distribution of this form by the underwriters did constitute a violation of the Securities Act of 1933, persons who received this form, directly or indirectly, and who purchased the Company's Class A common stock in the IPO may have the right, for a period of one year from the date of the violation, to obtain recovery of the consideration paid in connection with their purchase of the Company's Class A common stock or, if they had already sold the stock, attempt to recover losses resulting from their purchase of the Class A common stock. The Company cannot determine the amount of Class A common stock that was purchased by recipients of the "pre-marketing feedback" form. However, the Company does not believe that any attempts to rescind these purchases or to recover these losses will have a material adverse effect on its consolidated financial position or results of operations.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------


Note 18.  Quarterly Financial Data (Unaudited):

                                                 2001 Quarters
                                                 -------------
                               First          Second       Third         Fourth
                               -----          ------       -----         ------
                                     (in millions, except per share data)
Operating revenues             $8,367         $8,692       $8,056       $8,760
                               ======         ======       ======       ======

Gross profit                   $4,100         $4,300       $3,832       $4,112
                               ======         ======       ======       ======

Net earnings                   $  326         $  505       $  503       $  548
                               ======         ======       ======       ======

Weighted average shares
  for diluted EPS               1,455          1,510        1,735        1,736
                               ======         ======       ======       ======

Per share data:

      Basic EPS                $ 0.22         $ 0.33       $ 0.29       $ 0.32
                               ======         ======       ======       ======

      Diluted EPS              $ 0.22         $ 0.33       $ 0.29       $ 0.32
                               ======         ======       ======       ======

      Dividends declared                                   $ 0.13       $ 0.13
                                                           ======       ======

      Market price - high                     $32.00       $34.81       $35.57
                                              ======       ======       ======
                   -  low                     $29.50       $30.00       $31.50
                                              ======       ======       ======

                                                  2000 Quarters
                                                  -------------

                               First          Second       Third         Fourth
                               -----          ------       -----         ------
                                      (in millions, except per share data)
Operating revenues             $6,460         $6,974       $6,215       $6,883
                               ======         ======       ======       ======

Gross profit                   $3,079         $3,417       $2,958       $3,161
                               ======         ======       ======       ======

Net earnings                   $  470         $  568       $  548       $  415
                               ======         ======       ======       ======

Weighted average shares
  for diluted EPS               1,455          1,455        1,455        1,455
                               ======         ======       ======       ======

Per share data:

      Basic EPS                $ 0.32         $ 0.39       $ 0.38       $ 0.29
                               ======         ======       ======       ======

      Diluted EPS              $ 0.32         $ 0.39       $ 0.38       $ 0.29
                               ======         ======       ======       ======


Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total year.

     On June 13, 2001, the Company completed an IPO by issuing 280 million shares of its Class A common stock.

     During the third quarter of 2000, the Company recorded a pre-tax gain of $139 million on the sale of a French confectionery business.

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